AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2013

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NICOLET BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

WISCONSIN	47-0871001
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

111 North Washington Street
Green Bay, Wisconsin  54301
(920) 430-1400
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Nicolet National Bank
401(k) Plan

(Full title of plan)

Ann K. Lawson	with copy to:
Chief Financial Officer	Katherine M. Koops, Esq.
Nicolet Bankshares, Inc.	Bryan Cave LLP
111 North Washington Street	One Atlantic Center, Fourteenth Floor
Green Bay, Wisconsin 54301	West Peachtree Street, NW
(920) 430-1400	Atlanta, Georgia 30309-3488
1201
(404) 572-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee
Common Stock, $0.01 par value	150,000 shares	$15.99	$2,398,500	$327.16
(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described in this Registration Statement.

(2)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(3)
Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price and registration fee are based upon the average of high and low prices reported in the consolidated reporting system on May 21, 2013.

(4)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Nicolet National Bank 401(k) Plan (the “Plan”) as required by Rule 428(b)(1) promulgated under the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The information incorporated by reference is considered to be a part of this prospectus, and information that Nicolet Bankshares, Inc. (“Nicolet”) files with the SEC subsequent to the date of this prospectus will automatically update and supersede this information.  Nicolet incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold.

The following documents Nicolet has filed with the SEC are incorporated by reference in this prospectus:

1.	Joint Proxy Statement-Prospectus dated March 26, 2013, filed pursuant to Rule 424(b)(5) under the Act on March 27, 2013 (Regis. No. 333-186401).

2.	Current Reports on Form 8-K filed on April 5, 2013 and April 29, 2013 (File No. 333-90052).

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (File No. 333-90052).

Nicolet will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents.  You should direct any requests for documents to Chief Financial Officer, Nicolet Bankshares, Inc., 111 North Washington Street, Green Bay, Wisconsin 54301, telephone (920) 430-1400.

Item 4.     Description of the Securities

The following information concerning our capital stock summarizes certain provisions of Nicolet’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) and Bylaws, as well as certain statutes regulating the rights of holders of its common stock.  The information does not purport to be a complete description of such matters and is qualified in all respects by the provisions of Nicolet’s Articles of Incorporation and Bylaws and the Wisconsin Business Corporation Law (the “WBCL”).

Common Stock

Nicolet’s Articles of Incorporation authorize its board of directors to issue a maximum of 30,000,000 shares of common stock, $0.01 par value per share.  All outstanding shares of Nicolet’s common stock are fully paid and non-assessable.  Subject to the prior rights of the holders of Nicolet’s preferred stock, the holders of its common stock are entitled to receive dividends at such time and in the amounts as the board of directors may determine.  The shares of common stock are not convertible and holders of the common stock have no preemptive or subscription rights to purchase any Nicolet securities nor will holders be entitled to the benefits of any redemption or sinking fund provisions.  Upon Nicolet’s liquidation, dissolution or winding up, the holders of its common stock are entitled to receive pro rata all of its assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock that is then outstanding.  Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders, except that directors are elected by cumulative voting, which means that the number of votes each shareholder may cast is determined by multiplying the number of shares he, she or it owns by the number of directors to be elected.  Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder.
.
Preferred Stock

Nicolet’s Articles of Incorporation also authorize the issuance of 10,000,000 shares of preferred stock, no par value.  The board of directors has authority, without shareholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any series.  Satisfaction of any dividend preferences on outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock.

Of the authorized preferred stock, (i)  14,964 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and 748 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, are authorized but no shares of either series are issued or outstanding, and (ii) 24,400 shares of Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), are authorized, issued and outstanding.  The Series C Preferred Stock was issued to the U.S. Treasury under its Small Business Lending Fund and has dividend rights that are senior to those of the common stock; as a result, Nicolet must pay dividends on the Series C Preferred Stock before it can pay any dividends to holders of its common stock. In the event of Nicolet’s bankruptcy, dissolution, or liquidation, the rights of the holders of the Series C Preferred Stock must be satisfied before Nicolet can make any distributions to holders of its common stock.  In addition, under the terms of  the Series C Preferred Stock and the related securities purchase agreement between Nicolet and the U.S. Treasury, Nicolet is generally unable to pay dividends on or repurchase its common stock where such payment or repurchase would result in a reduction of its Tier 1 capital from the level on September 1, 2011, the date on which the Series C Preferred Stock was issued, by more than 10%.  Other than under certain limited circumstances, holders of the Series C Preferred Stock have no voting rights except with respect to matters that would involve certain fundamental changes to the terms of the Series C Preferred Stock or as required by law.  See “—Anti-Takeover Provisions—Preferred Stock” below for additional information.

Anti-Takeover Provisions

Preferred Stock.  Nicolet’s board of directors is permitted to issue, without shareholder approval unless required by law or the terms of the Series C Preferred Stock, preferred stock with such relative rights, privileges and preferences as it deems appropriate.  The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that those holders will receive payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Nicolet.

Additionally, as is described above, the holders of the Series C Preferred Stock have voting rights with respect to matters that would involve certain fundamental changes to the terms of the Series C Preferred Stock or as required by law.  These matters include the authorization of stock senior to the Series C Preferred Stock, amendments that adversely affect the rights of the holders of the Series C Preferred Stock, and certain business combination transactions.  These rights could make it more difficult to consummate a transaction that the common shareholders wish to approve.

Advance Notice Provisions.  Under Nicolet’s Bylaws, either directors or shareholders may nominate persons for election as directors.  Nominations that are not made by or on behalf of Nicolet’s management must be delivered in writing to its President no less than 14 and no more than 50 days before the meeting at which directors will be elected.  If less than 21 days’ notice of such meeting is given, then the delivery deadline for the shareholder’s written notice is the close of business on the seventh day after the date on which notice of the meeting was mailed.  The shareholder’s nomination must specify (to the extent known to the shareholder) the nominee’s name, address and principal occupation; the number of shares of capital stock that will be voted in favor of the nominee; and the nominating shareholder’s name, address and beneficial ownership of Nicolet capital stock.

Nicolet’s Bylaws also provide that in addition to any other requirements generally applicable to matters to be brought before an annual meeting of shareholders under the Articles of Incorporation or Bylaws or the WBCL, a shareholder who wishes to present a matter for consideration at such meeting must notify Nicolet’s Corporate Secretary in writing no later than 60 days before the meeting.  The shareholder’s notice must specify the nature and reason for the business proposed to be conducted; the shareholder’s name, address and beneficial ownership of Nicolet stock; and any material interest of the shareholder in the matter proposed for consideration.

These provisions could make it more difficult for a shareholder to nominate directors in opposition to management’s nominees or to gain control of Nicolet through other action taken at a shareholders’ meeting.

Director Removal.  Nicolet’s Bylaws provide that directors may only be removed from office for cause by a vote of the holders of at least a majority of the issued and outstanding shares of common stock entitled to vote in the election of directors, except that a director may not be removed if a number of cumulative votes sufficient to elect him or her is cast against his or her removal.  This requirement makes it more difficult to gain control of the board by removing directors without cause and electing new directors to fill the resulting vacancies.

Approval of Mergers and Acquisitions.  Nicolet’s Articles of Incorporation currently provide that any merger or share exchange of Nicolet with or into any other corporation, or any sale, lease, exchange or other disposition of substantially all of its assets to any other person or entity, will require the approval of either:  (i) two-thirds of the directors then in office and a majority of the issued and outstanding shares entitled to vote; or (ii) a majority of the directors then in office and two-thirds of the issued and outstanding shares entitled to vote.   This provision makes it more difficult for a proposed acquirer to gain control of Nicolet in a transaction that is not supported by two-thirds of the board of directors.

Wisconsin Anti-Takeover Statute

Sections 180.1140 to 180.1144 of the WBCL restrict a broad range of business combinations between a Wisconsin corporation and an “interested stockholder” for a period of three years unless specified conditions are met. The WBCL defines a “business combination” as including certain mergers or share exchanges, sales of assets, issuances of stock or rights to purchase stock and other related party transactions.  An “interested stockholder” is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years.  During the initial three-year period after a person becomes an interested stockholder in a Wisconsin corporation, with some exceptions, the WBCL prohibits a business combination with the interested stockholder unless the corporation’s board of directors approved the business combination or the acquisition of the stock by the interested stockholder prior to the acquisition date. Following this three-year period, the WBCL also prohibits a business combination with an interested stockholder unless:

●	the board of directors approved the acquisition of the stock prior to the acquisition date;

●	the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder;

●	the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount; or

●	the business combination is of a type specifically excluded from the coverage of the statute.

Sections 180.1130 to 180.1133 of the WBCL govern certain mergers or share exchanges between public Wisconsin corporations and significant shareholders, and sales of all or substantially all of the assets of public Wisconsin corporations to significant shareholders. These transactions must be approved by 80% of all shareholders and two-thirds of shareholders other than the significant shareholder, unless the shareholders receive a statutory “fair price.” Section 180.1130 of the WBCL generally defines a “significant shareholder” as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, or an affiliate of the corporation who beneficially owned 10% or more of the voting power of the then outstanding shares within the last two years.

Amendments to Articles of Incorporation and Bylaws.  Nicolet’s Articles of Incorporation may be amended as provided in the WBCL, which provides that unless the articles of incorporation, bylaws or WBCL require a higher vote, and subject to any rights of a class (such as the Series C Preferred Stock) to vote separately on the amendment under the WBCL, an amendment to the articles of incorporation will be approved if the number of votes cast in favor of the amendment exceed the votes cast against it.  Nicolet’s Bylaws may be amended by its shareholders or by majority vote of the board of directors, except as otherwise provided in the WBCL.  The WBCL requires shareholder approval for an amendment to any shareholder-adopted bylaw that states that the board may not amend it.  Additionally, a bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for shareholders may not be adopted, amended or repealed by the board of directors.  A bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for the board of directors may be amended or repealed as follows:  (i) if originally adopted by the shareholders, only by the shareholders, unless the bylaw also permits board approval of the amendment, or (ii) if originally adopted by the board of directors, either by the shareholders or by the board of directors.    These provisions could make it more difficult to amend any provisions of the Articles of Incorporation or Bylaws that require a greater quorum or voting requirement than the WBCL prescribes with respect to a potential acquisition of Nicolet or that otherwise have an anti-takeover effect as described above.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Nicolet’s Bylaws provide for the mandatory indemnification of a director, officer, employee or agent  of Nicolet (or a person concurrently serving in such a capacity with another entity at Nicolet’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with proceeding.  In all other cases, Nicolet shall indemnify a director or officer, and may indemnify and employee or agent, of Nicolet against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to Nicolet that constituted:

●	a willful failure to deal fairly with Nicolet or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

●
a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

●	a transaction from which the director, officer, employee or agent derived an improper personal profit; or

●	willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the WBCL  The right to indemnification under Nicolet’s Bylaws may only be amended by the vote of two-thirds of the outstanding shares of Nicolet’s capital stock entitled to vote on the matter.  Nicolet is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

(a)           The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

5.1	Opinion of Godfrey & Kahn, S.C. with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Porter Keadle Moore, LLC.

24.1	Power of Attorney (see signature pages to this Registration Statement).

Nicolet hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.     Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nicolet Bankshares, Inc. has filed this Registration Statement on Form S-8 to be signed on its behalf by the undersigned duly authorized in the City of Green Bay, State of Wisconsin, on May 24, 2013.

NICOLET BANKSHARES, INC.

By:	/s/ Robert B. Atwell
Robert B. Atwell
Chairman, President and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Robert B. Atwell his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities stated and on the 24th day of May, 2013.

/s/ Robert B. Atwell
Robert B. Atwell	Donald J. Long, Jr.
Chairman, President and Chief Executive Officer	Director
(Principal Executive Officer)

/s/ Ann K. Lawson	/s/ Benjamin P. Meeuwsen
Ann K. Lawson	Benjamin P. Meeuwsen
Chief Financial Officer	Director
(Principal Financial and Accounting Officer)

/s/ Michael E. Daniels	/s/ Susan L. Merkatoris
Michael E. Daniels	Susan L. Merkatoris
President and Chief Operating Officer, Director	Director

/s/ John N. Dykema	/s/ Randy J. Rose
John N. Dykema	Randy J. Rose
Director	Director

/s/ Gary L. Fairchild	/s/ Robert J. Weyers
Gary L. Fairchild	Robert J. Weyers
Director

/s/ Michael F. Felhofer
Michael F. Felhofer	Therese B. Pandl
Director

Christopher Ghidorzi
Director

Kim A. Gowey
Director

/s/ Andrew W. Hetzel, Jr.
Andrew W. Hetzel, Jr.
Director

Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this Registration Statement to be signed by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on May 24, 2013.

By:	/s/ Kate Lombardi
Name:	Kate Lombardi
Title:	Vice President – Human Resources

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Godfrey & Kahn, S.C. with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Porter Keadle Moore, LLC.

24.2	Power of Attorney (see signature pages to this Registration Statement).